  Exhibit 99.1
External Investor Relations Contact: httpKirin Smith PCG Advisory Group (646) 863-6519 ksmith@pcgadvisory.com	Investor Relations/ Media Contact: Todd Waltz (408) 213-0940 investors@aemetis.com

Aemetis, Inc. Reports Second Quarter 2019 Financial Results Reflecting Strong Growth from India Plant
Reports 200% year over year increase in biodiesel sales volumes from 4,282 metric tons to 12,960 metric tons

CUPERTINO, Calif. – August 8, 2019 - Aemetis, Inc. (NASDAQ: AMTX), an advanced renewable fuels and biochemicals company, today announced its financial results for the three and six months ended June 30, 2019.

Aemetis’ second quarter of 2019 included significant announcements related to the market expansion of its India plant and the opening of a new customer base in India, culminating in $11.1 million of revenue from India operations during the second quarter of 2019, representing a 106% increase from the prior year quarter and 22% of total revenue for the quarter. India operations generated $16.4 million of revenue for the first half of 2019, a 46% increase from the prior year first half. Aemetis continues to advance its ultra-low carbon California cellulosic ethanol biorefinery, which is expected, upon completion, to add approximately $80 million of high margin revenues. Utilizing thousands of tons of waste wood from California’s Central Valley, the Aemetis cellulosic ethanol biorefinery is expected to produce the state’s lowest carbon ethanol fuel and reduce greenhouse gas emissions in the process.

Key milestones during Q2 2019 included:

●
India plant won a $23 million biodiesel supply contract with India state-owned oil marketing companies (“OMC”)
●
India plant awarded large biodiesel supply contract in mining sector
●
India plant achieved record $4 million monthly domestic biodiesel revenue during May 2019 as shipments begin under OMC contract
●
India plant expands revenue to $50 million per year run rate driven by biodiesel shipments to large refiners

Today, Aemetis will host an earnings review call at 11:00 am Pacific (PT). For details on the call, visit: http://www.aemetis.com/investors/conference-calls/

Financial Results for the Three Months Ended June 30, 2019

Revenues were $50.6 million for the second quarter of 2019 compared to $45.0 million for the second quarter of 2018, driven by a 203% increase in biodiesel sales volumes from 4.3 thousand metric tons to 13 thousand metric tons. In addition, quarter over quarter volumes for biodiesel grew by 7.8 thousand metric tons, or 145%, from 5.2 thousand metric tons during the first quarter of 2019. Revenues from the India segment were $11.1 million and accounted for 22% of total revenue. North America segment revenues remained steady between the two quarters.

Gross profit for the second quarter of 2019 rose to $3.3 million, compared to a gross profit of $2.8 million during the second quarter of 2018. India segment accounted for $2.3 million of the reported, consolidated gross profits.

Selling, general and administrative expenses were $3.9 million during the second quarter of 2019, compared to $3.6 million during the second quarter of 2018.

Operating loss was $0.8 million for the second quarter of 2019, a reduction from the operating loss of $0.9 million for the second quarter of 2018.

Interest expense during the second quarter of 2019, excluding accretion in connection with Series A preferred units in the Aemetis Biogas LLC subsidiary, was $6.6 million, compared to $5.4 million during the second quarter of 2018. Additionally, the Aemetis Biogas initiative recognized $471 thousand of accretion in connection with preference payments on its preferred stock.

Net loss was $13.9 million for the second quarter of 2019, compared to a net loss of $6.2 million for the second quarter of 2018 due to higher interest expense and a $6.2 million one-time charge for loss contingency on litigation.

Cash at the end of the second quarter of 2019 was $0.4 million, compared to $1.2 million at the end of 2018.

Financial Results for the Six Months Ended June 30, 2019

Revenues were $92.5 million for the first half of 2019, an increase of $4.5 million compared to $88.0 million for the first half of 2018. This increase in revenues was driven by strong demand for biodiesel in India during the second quarter of 2019, as a result of supplying the India OMCs as well as domestic retail, mining and bulk customers with biodiesel product. North America segment remained steady between the two periods.

Selling, general and administrative expenses were $8.2 million during the first half of 2019, compared to $7.4 million during the first half of 2018.

Operating loss increased to $5.4 million for the first half of 2019, compared to an operating loss of $2.9 million for the first half of 2018.

Interest expense, excluding accretion in connection with preference payment on Series A preferred units in the Aemetis Biogas LLC subsidiary, decreased to $12.8 million during the first half of 2019, compared to interest expense of $14.4 million during the first half of 2018. Additionally, the Aemetis Biogas initiative recognized $920 thousand of accretion in connection with preference payments on its preferred stock.

Net loss was $24.6 million for the first half of 2019, compared to a net loss of $17.3 million during the first half of 2018, due to a $6.2 million one-time charge for loss contingency on litigation.

About Aemetis

Headquartered in Cupertino, California, Aemetis is an advanced renewable fuels and biochemicals company focused on the acquisition, development and commercialization of innovative technologies that replace traditional petroleum-based products by the conversion of ethanol and biodiesel plants into advanced biorefineries. Founded in 2006, Aemetis owns and operates a 60 million gallon per year ethanol production facility in the California Central Valley near Modesto. Aemetis also owns and operates a 50 million gallon per year renewable chemical and advanced fuel production facility on the East Coast of India producing high quality distilled biodiesel and refined glycerin for customers in India and Europe. Aemetis holds a portfolio of patents and related technology licenses for the production of renewable fuels and biochemicals. For additional information about Aemetis, please visit www.aemetis.com.

NON-GAAP FINANCIAL INFORMATION

We have provided non-GAAP measures as a supplement to financial results based on GAAP. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures is included in the accompanying supplemental data. Adjusted EBITDA is defined as net income/(loss) plus (to the extent deducted in calculating such net income) interest expense, loss on extinguishment, income tax expense, intangible and other amortization expense, depreciation expense, loss contingency on litigation and share-based compensation expense.

Adjusted EBITDA is not calculated in accordance with GAAP and should not be considered as an alternative to net income/(loss), operating income or any other performance measures derived in accordance with GAAP or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. Adjusted EBITDA is presented solely as a supplemental disclosure because management believes that it is a useful performance measure that is widely used within the industry in which we operate. In addition, management uses Adjusted EBITDA for reviewing financial results and for budgeting and planning purposes. EBITDA measures are not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison between companies.

Safe Harbor Statement

This news release contains forward-looking statements, including statements regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events or other statements that are not historical facts. Forward-looking statements in this news release include, without limitation, expectations for growth in India and development of our cellulosic ethanol business in North America.  Words or phrases such as “anticipates,” “may,” “will,” “should,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “showing signs,” “targets,” “view,” “will likely result,” “will continue” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on current assumptions and predictions and are subject to numerous risks and uncertainties. Actual results or events could differ materially from those set forth or implied by such forward-looking statements and related assumptions due to certain factors, including, without limitation, competition in the ethanol, biodiesel and other industries in which we operate, commodity market risks including those that may result from current weather conditions, financial market risks, customer adoption, counter-party risks, risks associated with changes to federal policy or regulation, and other risks detailed in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2017, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2018 and in our subsequent filings with the SEC. We are not obligated, and do not intend, to update any of these forward-looking statements at any time unless an update is required by applicable securities laws.

(Tables follow)

AEMETIS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(unaudited, in thousands except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2019	2018	2019	2018
Revenues	$50,619	$45,028	$92,507	$88,046
Cost of goods sold	47,346	42,260	89,585	83,412
Gross profit	3,273	2,768	2,922	4,634

Research and development expense	90	55	123	117
Selling, general and admin. expense	3,945	3,589	8,186	7,396
Operating loss	(762)	(876)	(5,387)	(2,879)

Interest expense
Interest rate expense	5,190	4,432	10,176	8,703
Debt related fees and amort. expense	1,396	919	2,619	5,676
Accretion of preference payments on Series A preferred units	471	--	920	--
Loss contingency on litigation	6,200	--	6,200	--
Other (income) expense	(89)	(5)	(712)	63
Loss before income taxes	(13,930)	(6,222)	(24,590)	(17,321)

Income tax expense	--	--	7	6

Net loss	$(13,930)	$(6,222)	$(24,597)	$(17,327)

Less: Net loss attributable to non-controlling interest	(994)	(857)	(1,932)	(1,594)
Net loss attributable to Aemetis, Inc.	(12,936)	(5,365)	(22,665)	(15,733)

Net loss per common share
Basic	$(0.63)	$(0.27)	$(1.11)	$(0.78)
Diluted	$(0.63)	$(0.27)	$(1.11)	$(0.78)

Weighted average shares outstanding
Basic	20,375	20,223	20,371	20,203
Diluted	20,375	20,223	20,371	20,203

AEMETIS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

	June 30, 2019 (Unaudited)	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$350	$1,188
Accounts receivable	3,838	1,096
Inventories	4,093	6,129
Prepaid and other current assets	1,946	1,898
Total current assets	10,227	10,311
Property, plant and equipment, net	78,507	78,492
Other assets	3,601	3,018
Total assets	$92,335	$91,821

Liabilities and stockholders' deficit
Current liabilities:
Accounts payable	$17,193	$13,500
Current portion of long term debt and lease liability	5,401	2,396
Short term borrowings	16,551	14,902
Mandatorily redeemable Series B stock	3,098	3,048
Other current liabilities	15,312	8,733
Total current liabilities	57,555	42,579

Total long term liabilities	174,291	164,824

Stockholders' deficit:
Series B convertible preferred stock	1	1
Common stock	20	20
Additional paid-in capital	86,470	85,917
Accumulated deficit	(215,869)	(193,204)
Accumulated other comprehensive loss	(3,461)	(3,576)
Non-controlling interest	(6,672)	(4,740)
Total stockholders’ deficit	(139,511)	(115,582)
Total liabilities and stockholders' deficit	$92,335	$91,821

RECONCILIATION OF ADJUSTED EBITDA TO NET LOSS
(unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net loss attributable to Aemetis, Inc.	$(12,936)	$(5,365)	$(22,665)	$(15,733)
Adjustments:
Interest expense	5,694	4,628	11,075	13,017
Loss contingency on litigation	6,200	--	6,200	--
Depreciation expense	1,096	1,149	2,234	2,299
Accretion of preference payments on Series A preferred units	471	--	920	--
Share-based compensation	196	316	486	603
Intangibles and other amortization expense	12	35	24	70
Income tax expense	--	--	7	6
Total adjustments	13,669	6,128	20,946	15,995
Adjusted EBITDA	$733	$763	$(1,719)	$262

PRODUCTION AND PRICE PERFORMANCE
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Ethanol
Gallons sold (in millions)	16.2	16.4	32.4	32.4
Average sales price/gallon	$1.84	$1.84	$1.76	$1.80
WDG
Tons sold (in thousands)	106.9	105.4	213.8	208.0
Average sales price/ton	$82	$81	$81	$79
Delivered cost of corn
Bushels ground (in millions)	5.7	5.7	11.3	11.3
Average delivered cost / bushel	$5.37	$5.02	$5.29	$4.98
Biodiesel
Metric tons sold (in thousands)	13.0	4.3	18.2	9.2
Average sales price/metric ton	$833	$897	$830	$910
Refined glycerin
Metric tons sold (in thousands)	0.6	1.5	2.0	2.7
Average sales price/metric ton	$560	$1,027	$618	$1,068